NEWS

Cooper Tire & Rubber Company Reports Second Quarter Results

FINDLAY, Ohio, August 8, 2013 – Cooper Tire & Rubber Company (NYSE: CTB) today reported results for the second quarter of 2013. Net sales were $884 million, a decrease of $174 million compared with the same period a year ago. Operating profit for the second quarter was $69 million, which is $26 million lower than the same period in 2012 and 7.8% of net sales. The company reported net income attributable to Cooper Tire & Rubber Company of $35 million, or $0.55 per share, in the second quarter. This compares with $52 million, or $0.82 per share, for the same period last year. For the first six months of 2013, operating profit was $166 million compared with $143 million for the same period in 2012.

On June 12, 2013, the company announced it had reached a definitive merger agreement under which a wholly-owned subsidiary of Apollo Tyres, Ltd. will acquire Cooper in an all-cash transaction valued at approximately $2.5 billion. The transaction, which will bring together two companies with highly complementary brands, geographic presence, and technological expertise, is expected to close before the end of this year.

Cooper’s second quarter operating profit comparison was impacted by several one-time items unique to the period in both 2012 and 2013. In the second quarter of 2012, operating profit included a pre-tax gain of $7 million related to the curtailment of a pension plan within the company’s United Kingdom operations, which was partially offset by $2 million in start-up costs for the company’s new manufacturing operation in Serbia. In the second quarter of 2013, results included $7 million in higher costs related to the pending merger with Apollo Tyres, Ltd. The $7 million included increased accruals for stock-based liabilities of $3 million, reflecting the stock price appreciation following the acquisition announcement, and transaction related expenses of $4 million. These non-recurring items account for $12 million of the year-over-year decline in second quarter operating profit.

In addition to the one-time items, the company’s second quarter 2013 operating profit reflected $120 million from lower raw materials costs, which was partially offset by reduced pricing and unfavorable mix of $81 million. Lower unit volumes decreased profit by $35 million. Selling, general and administrative costs for the period were $10 million higher than second quarter 2012, excluding the merger related costs referenced above. The higher costs included professional fees related to the company’s ERP implementation and continued investments in brand building initiatives and increasing tire distribution capability, primarily in China. Manufacturing costs in the second quarter of 2013 were $8 million higher than second quarter 2012, driven entirely by $10 million of cost from production curtailments implemented to adjust inventory levels. Products liability expenses in the second quarter of 2013 were $5 million lower than the same period a year ago. All other changes were $5 million unfavorable during the quarter, primarily due to higher freight and logistics costs related to managing higher inventories.

For the first six months of 2013, operating profit was $166 million compared with $143 million for the same period in 2012. Results for the first half of 2012 also included several one-time items: incremental costs of $29 million related to labor issues at the company’s Findlay facility, the pension curtailment gain of $7 million referenced above, and $4 million in start-up costs at the company’s Serbia facility, which, in combination, resulted in a net negative impact of $26 million. Results for the first half of 2013 included $7 million of incremental costs related to the announced merger with Apollo Tyres, Ltd. Excluding these non-recurring items from both periods, operating profit was $4 million higher year-to-date in 2013 than the same period a year ago.

“Clearly, the big news in the second quarter was the pending merger with Apollo, a transaction that, subject to customary closing conditions, will create a combined company with approximately $6.6 billion in total sales and a strong presence in high-growth end-markets across four continents,” said Cooper Chairman, Chief Executive Officer and President Roy Armes. “We are excited about the long-term growth opportunities the pending merger will create and expect it to close before the end of this year. With regard to Cooper’s second quarter results, the period was one of challenge for the economy, the tire industry, and Cooper as we continued to navigate through a tough business environment. We are pleased with the initial reaction to the pricing changes we made toward the end of the quarter, but more remains to be seen as we enter the third quarter. While the second quarter was challenging, we are pleased to have ended the first half of 2013 with operating profit that is $4 million higher than the same time last year, excluding one-time items. Cooper has once again demonstrated an ability to deliver bottom line results across varied industry conditions.”

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Cooper Q2 2013 Results—2

The company ended the second quarter with $244 million in cash and cash equivalents, a decrease of $108 million from December 31, 2012, and an increase of $3 million from second quarter 2012.

A summary presentation of information related to the quarter, including segment details, is posted on the company's website at http://coopertire.com/Investors/Financials/Quarterly-Summary.aspx.

Outlook

Second quarter raw material prices were down by approximately 1% from the first quarter of 2013. Management anticipates third quarter raw material prices will decline approximately 4% sequentially compared to the second quarter. The long-term raw material outlook is for prices to generally trend higher with periods of volatility. Capital expenditures for 2013 are expected to be between $190 million and $210 million.

“Looking ahead to the remainder of the year, we have much to accomplish with respect to the pending merger with Apollo, and we look forward to the opportunities the combined company will have to compete and grow within the global tire industry long term,” said Armes. “Regarding our near-term view for Cooper, we continue to be cautious about volumes as weak global economic conditions and sluggish tire demand are expected to continue. Yet, we remain confident that Cooper’s transformed business model and continued solid execution of our strategic plan will position us to perform well in the future."

Forward Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will, ” “should, ” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact.  Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	the impact of our pending acquisition by a subsidiary of Apollo, including uncertainties relating to the completion of the transaction and the timing of such completion, as well as the potential for diversion of management’s attention, loss of key personnel and other disruptions to our business and operations;
•	the failure to achieve expected sales levels;
•	volatility in raw material and energy prices, including those of rubber, steel, petroleum based products and natural gas and the unavailability of such raw materials or energy sources;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in economic and business conditions in the world;
•	failure to implement information technologies or related systems, including failure to successfully implement an ERP system;
•	the impact of labor problems, including labor disruptions at the Company or at one or more of its large customers or suppliers;
•	changes in the Company’s relationship with joint-venture partners;
•	changes in interest or foreign exchange rates;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the risks associated with doing business outside of the United States;
•	litigation brought against the Company, including products liability claims, which could result in material damages against the Company;

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Cooper Q2 2013 Results—3

•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;
•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;
•	changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;
•	changes to tariffs or the imposition of new tariffs or trade restrictions;
•	government regulatory and legislative initiatives including environmental and healthcare matters;
•	the failure to develop technologies, processes or products needed to support consumer demand;
•	technology advancements;
•	consolidation among the Company's competitors or customers;
•	failure to attract or retain key personnel;
•	inaccurate assumptions used in developing the Company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;
•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;
•	the inability to recover the costs to develop and test new products or processes;
•	inability to adequately protect the Company’s intellectual property rights; and
•	inability to use deferred tax assets.

It is not possible to foresee or identify all such factors.  Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained under Risk Factors in the Company's periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

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About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specialize in the design, manufacture, marketing, and sales of passenger car and light truck tires. Cooper has joint ventures, affiliates and subsidiaries that also specialize in medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design facilities within its family of companies located in 11 countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:

Steve Schroeder

419.424.4165

investorrelations@coopertire.com

Media Contact:

Anne Roman

419.429.7189

alroman@coopertire.com

Cooper Tire & Rubber Company
Consolidated Statements of Income
(Unaudited)

(Dollar amounts in thousands except per share amounts)

	Quarter Ended		Six Months Ended
	June 30		June 30
	2012	2013	2012	2013

Net sales	$1,058,482	$884,126	$2,042,740	$1,745,807
Cost of products sold	899,578	733,966	1,778,407	1,437,729
Gross profit	158,904	150,160	264,333	308,078

Selling, general and administrative	63,490	80,994	121,209	142,248
Operating profit	95,414	69,166	143,124	165,830

Interest expense	(8,383)	(7,231)	(16,858)	(14,332)
Interest income	721	141	1,372	437
Other income (expense)	183	(834)	648	(239)
Income before income taxes	87,935	61,242	128,286	151,696

Income tax expense	29,345	19,642	41,646	47,259

Net income	58,590	41,600	86,640	104,437

Net income attributable to noncontrolling shareholders' interests	6,844	6,114	13,326	12,871

Net income attributable to Cooper Tire & Rubber Company	$51,746	$35,486	$73,314	$91,566

Basic earnings per share:

Net income attributable to Cooper Tire & Rubber Company common stockholders	$0.83	$0.56	$1.18	$1.45

Diluted earnings per share:

Net income attributable to Cooper Tire & Rubber Company common stockholders	$0.82	$0.55	$1.17	$1.43

Weighted average shares outstanding (000s):
Basic	62,342	63,342	62,326	63,284
Diluted	62,886	64,142	62,925	64,163
Depreciation and amortization	$32,007	$33,389	$64,111	$65,510
Capital expenditures	$40,807	$43,730	$77,869	$93,077

Segment information
Net sales
North American Tire	$770,799	$623,185	$1,468,306	$1,225,459
International Tire	418,635	353,270	823,096	694,301
Eliminations	(130,953)	(92,329)	(248,663)	(173,953)

Segment profit (loss)
North American Tire	$65,047	$59,213	$87,887	$130,619
International Tire	43,235	29,229	75,875	59,239
Eliminations	(3,322)	117	(3,846)	1,164
Unallocated corporate charges	(9,546)	(19,393)	(16,792)	(25,192)

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30
	2012	2013

Assets
Current assets:
Cash and cash equivalents	$240,501	$244,153
Notes receivable	65,863	64,883
Accounts receivable	502,351	468,006
Inventories	568,479	654,096
Other current assets	67,520	93,524
Total current assets	1,444,714	1,524,662

Net property, plant and equipment	899,978	949,491
Goodwill	18,851	18,851
Restricted cash	9,861	4,116
Deferred income tax assets	197,393	216,373
Intangibles and other assets	147,416	177,605
	$2,718,213	$2,891,098

Liabilities and Equity
Current liabilities:
Notes payable	$118,940	$47,684
Accounts payables and accrued liabilities	621,115	573,129
Income taxes	27,555	12,823
Current portion of long-term debt	6,608	21,245
Total current liabilities	774,218	654,881

Long-term debt	337,081	326,877
Postretirement benefits other than pensions	297,121	293,765
Pension benefits	339,450	414,349
Other long-term liabilities	175,712	178,049
Deferred income taxes	8,617	7,749
Equity	786,014	1,015,428
	$2,718,213	$2,891,098

These interim statements are subject to year-end adjustments.
Certain amounts for 2012 have been reclassified to conform to 2013 presentation.